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                Cohen & Steers Advantage Income Realty Fund, Inc.
                                757 Third Avenue
                            New York, New York 10017


                                                     May 1, 2001

Cohen & Steers Capital Management, Inc.
757 Third Avenue
New York, New York 10017

Dear Sirs:

         Cohen & Steers Advantage Income Realty Fund, Inc. (the "Fund") hereby accepts your offer to purchase 7,000 shares at a price of $.001 per share for an aggregate purchase price of $100,275. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

                                               Sincerely,

                                               Cohen & Steers Advantage Income
                                               Realty Fund, Inc.



                                               By:____


Accepted:

Cohen & Steers Capital Management, Inc.



By:____